Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way ■ Irvine, CA USA ■92614 Phone: 949.250.2500 ■ Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS ANNOUNCES BOARD CHANGE

IRVINE, Calif., Oct. 3, 2014 – Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today announced that David E.I. Pyott, a member of the company’s Board of Directors, has submitted his resignation, effective today, in order to devote more time to his role as chairman and chief executive officer of Allergan, Inc.

“The board and I are truly appreciative of David’s service and commitment to Edwards during the last 14 years,” said Michael A. Mussallem, Edwards’ chairman and CEO.  “David’s extensive global experience in leadership roles at innovative health and nutrition companies made him a valuable resource for our company.  He has been a trusted partner and brought important expertise to Edwards in delivering novel therapies to address the needs of patients.  We wish him the best and thank him for the significant role he has played in Edwards’ growth and success.”

Pyott joined Edwards’ board of directors in 2000, when Edwards was established as an independent, publicly-held corporation.

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at edwards.com.

Edwards, Edwards Lifesciences and the stylized E logo are trademarks of Edwards Lifesciences Corporation.

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